UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2009

VOLCANO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-52045	33-092885
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3661 Valley Centre Drive, Suite 200, San Diego, CA 92130	92130
(Address of principal executive offices) (Zip Code)	(Zip Code)

800-228-4728

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

SIGNATURES

Item 3.02	Unregistered Sales of Equity Securities.

Pursuant to the Agreement and Plan of Merger, or the Merger Agreement, dated December 7, 2007, by and among Volcano Corporation, or Volcano, Corazon Acquisition, Inc., a wholly-owned subsidiary of Volcano, CardioSpectra, Inc., and Paul Castella and Christopher E. Banas, as the stockholders’ representatives, Volcano (through its subsidiary CardioSpectra, Inc.) provided notice to the stockholders’ representatives on December 28, 2009 that the first milestone under the Merger Agreement had been met. In accordance with the provisions of the Merger Agreement, Volcano has elected to pay all of the $11 million milestone payment in shares of Volcano common stock, subject to payment in cash of fractional shares, amounts due to former equity holders of CardioSpectra that are not accredited investors and certain expenses of the stockholders’ representatives that are deducted from the $11 million milestone payment. Volcano will issue approximately 609,360 shares of its common stock, or the Milestone Shares, to the former equity holders of CardioSpectra in making such payment.

The Milestone Shares have not been registered under the Securities Act, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. Volcano is relying on the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof and the rules and regulations promulgated thereunder in connection with the issuance of the Milestone Shares. The offer, sale and issuance of the Milestone Shares were and will be made without general solicitation or advertising. The Milestone Shares were offered and are expected to be issued only to “accredited investors” as such term is defined in Rule 501 under the Securities Act.

Neither this current report nor the exhibits attached hereto is an offer to sell or the solicitation of an offer to buy shares of common stock or other securities of Volcano.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volcano Corporation

Dated: January 4, 2010	By:	/s/ JOHN T. DAHLDORF
John T. Dahldorf Chief Financial Officer